                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               COMPLETE WELLNESS CENTERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                         COMPLETE WELLNESS CENTERS, INC.
                      666 ELEVENTH STREET, N.W., SUITE 200
                             WASHINGTON, D.C. 20001
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                          TELEPHONE NO.: (202) 639-9700

     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 11, 1998


    You are hereby notified that a Special Meeting of Shareholders (the "Special Meeting") of Complete Wellness Centers, Inc. (the "Company") will be held at the offices of Complete Wellness Centers Inc., Suite 200, 666 Eleventh Street, N.W., Washington, D.C., on August 11, 1998 at 10:00 a.m., local time, to consider and act upon the following matters:

      1. To approve for purposes of the shareholder approval policy of the NASDAQ Small Cap Market, the issuance of the Company's Common Stock and Convertible Preferred Stock pursuant to the terms of the Second Supplement to the Investment Agreement dated as of July 2, 1998, a copy of which is attached as EXHIBIT 1, hereto, and the issuance of shares of Common Stock issuable upon the conversion of shares of Convertible Preferred Stock;

      2. To approve and authorize an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 10,000,000 to 50,000,000; and

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record at the close of business on June 30, 1998 will be entitled to vote at the Special Meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                    By Order of the Board of Directors,

                                    Ryan Knoll, Secretary


Washington, D.C.
July 20, 1998


WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                         COMPLETE WELLNESS CENTERS, INC.
                            666 Eleventh Street, N.W.
                             Washington, D.C. 20001

                      SOLICITATION AND VOTING OF PROXIES
                                July 20, 1998

                                 INTRODUCTION


    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Complete Wellness Centers, Inc. (the "Company") for use at the Special Meeting of Shareholders to be held at the offices of the Company on August 11, 1998 at 10:00 a.m. and at any adjournment of that meeting (the "Special Meeting"). All proxies will be voted in accordance with the shareholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Special Meeting. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, or by voting in person at the Special Meeting. It is expected that this proxy statement and accompanying proxy card will first be mailed to shareholders on or about July 22, 1998.


                      RECORD DATE AND VOTING SECURITIES


    The Board of Directors has fixed June 30, 1998 as the record date for determining shareholders who are entitled to vote at the Special Meeting. At the close of business on June 30, 1998 there were outstanding and entitled to vote 2,227,057 shares of common stock of the Company, $.0065 par value per share ("Common Stock"). At the Special Meeting each share of the Common Stock is entitled to one vote; the outstanding Preferred Stock of the Company is not entitled to vote. Therefore the total number of votes eligible to be cast at the Special Meeting is 2,227,057.

     The Company's By-laws provide that a quorum consists of the representation in person or by proxy at a meeting of shareholders entitled to vote a majority of the votes that are entitled to be cast at the meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of abstentions and broker non-votes on proposals to be brought before the Special Meeting is discussed below.

       The affirmative vote of shares constituting a majority of the votes of Common Stock represented, entitled to vote and voting at the Special Meeting is required to approve Proposal 1 in the accompanying Notice of Special Meeting ("Proposal 1") and the affirmative vote of shares constituting a majority of the votes of all Common Stock outstanding are required to approve Proposal 2 in the accompanying Notice of Special Meeting ("Proposal 2").

       Shares of Common Stock represented in person or by proxy at the Special Meeting (including shares which abstain from or do not vote with respect to one or more of the matters presented at the Special Meeting) will be tabulated by the Secretary. Abstentions will be treated as shares that are present for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but which are not voted with respect to such matter. If a broker holding stock in "street name" does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as not voting with respect to such matter.


    The Board of Directors and management of the Company deem Proposals 1 and 2 described herein to be in the best interest of the Company and its shareholders and recommend that the shareholders approve such proposals. All directors and executive officers of the Company named in the table below intend to vote their shares of Common Stock in favor of such proposals.


                      PRINCIPAL AND MANAGEMENT SHAREHOLDERS

    The following table sets forth certain information as of June 30, 1998 with respect to all of the Company's voting shares directly or indirectly owned or deemed beneficially owned, as determined under the rules of the Securities and Exchange Commission, by each shareholder known to the Company to own beneficially more than 5% of the outstanding shares of a class of voting securities of the Company, by each director, by each of the executive officers as required under Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), and by all current directors and executive officers of the Company and its subsidiaries as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Company if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days of June 30, 1998. As used herein "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP


                                                 ACQUIRABLE        PERCENT OF
     NAME AND ADDRESS        CURRENTLY OWNED   WITHIN 60 DAYS (1)  OUTSTANDING
     ----------------        ---------------   ------------------  -----------
C. Thomas McMillen
666 11th St., NW, Ste. 200
Washington, DC 20001           394,500 (2)       33,333 (3)           18.9

Robert J. Mrazek
301 Constitution Ave., NE
Washington, DC 20003 (4)         16,500           7,500 (5)            1.1

E. Eugene Sharer
666 11th St., NW, Ste. 200
Washington, DC 20001 (6)         83,334          10,000 (7)            4.2

James J. McMillen, MD
4004 Miller Road
St. Joseph, MO 64505 (8)          6,000           7,500 (9)             *

Janice Peterson
984 N. 1800 Road
Lawrence, KS 66049               93,500               0                4.2

Eric S. Kaplan, DC
4727 Marlwood Lane
Palm Beach Gardens, FL
33418                            23,506          63,331 (10)           3.8

Michael T. Brigante
17 Daniel Drive
Belle Meade, NJ 08502            32,867             4,120              1.7

Wexford Spectrum
Investors, LLC
411 West Putnam Avenue
Greenwich, CT 06830                 0           570,000 (11)          20.4

Imprimis Investors, LLC
411 West Putnam Avenue
Greenwich, CT 06830                 0          2,280,000 (11)         50.6

Frederick B. Simon
C/o 411 West Putnam Avenue
Greenwich, CT 06830 (12)            0            3,750 (13)             *

Sergio Vallejo, DMD
4335 Highland Park Road
Lakeland, FL 33813                  0            3,750 (13)             *

All directors and
  executive officers
  as a group (8 persons)         556,707           133,284            29.2


* Less than 1%.

(1) Reflects number of shares of Common Stock acquirable upon exercise of options or warrants.

(2) Includes 34,500 shares as to which Mr. McMillen has sole voting power until December 31, 2000, pursuant to irrevocable proxies from four other holders of Common Stock.

(3) Includes 16,667 shares subject to stock options which become exercisable on July 30, 1998; 16,666 shares subject to stock options which became exercisable in April 1998;

(4)(8)Mr. Mrazek and Dr. McMillen have each given Mr. McMillen an irrevocable proxy to vote their respective shares until December 31, 2000.

(5) Includes 3,750 shares subject to stock options that become exercisable on July 25, 1998 and 3,750 shares subject to stock options that became exercisable on July 25, 1997.

(6) Subsequent to the record date of this proxy, Mr. Sharer was granted 10,000 shares of common stock in connection with his appointment to the position of Vice Chairman of the Company.

(7) Includes 10,000 shares subject to stock options that became exercisable in April 1998.

(9) Includes 3,750 shares subject to stock options that become exercisable on July 25, 1998 and 3,750 shares subject to stock options that became exercisable on July 25, 1997.

(10) Includes 15,002 shares subject to stock options which became exercisable in April 1997; 15,003 shares subject to stock options which became exercisable in April 1998; 7,867 shares subject to stock options which become exercisable on July 25, 1998; 8,799 shares subject to stock options which become exercisable on July 25, 1998; 16,660 shares subject to stock options which became exercisable on August 26, 1998.

(11) Does not include the Convertible Preferred Stock dividend of 3,521 shares of Convertible Preferred Stock nor 80,000 shares of Common Stock issued to Imprimis Investors LLC and 880 shares of Convertible Preferred Stock nor 20,000 shares of Common Stock issued to Wexford Spectrum Investors LLC. Exercisable for shares of the Common Stock commencing January 3, 1999 upon conversion of the Convertible Preferred Stock at an exercise price equal to the lesser of $1.75 per share or 75% of the average closing
      "bid" price of the Common Stock for the twenty consecutive trading days prior to the date of conversion of the Convertible Preferred Stock into Common Stock. The Convertible Preferred Stock was issued by the Company on July 2, 1998 in connection with the exchange of $5,000,000 principal amount of Senior Redeemable Preferred Stock and 2,875,000 Common Stock Purchase Warrants originally sold through a private offering to Wexford Spectrum Investors LLC and Imprimis Investors LLC which closed on
      January 12, 1998. Imprimis Investors LLC is an investor in the equity pool funding the aforementioned transaction administrated by Wexford Spectrum Investors LLC. The Convertible Preferred Stock bears a dividend of 8% per annum from January 12, 1998 as to 20,000 shares and from January 27, 1998 as to 80,000 shares through December 31, 2000, provided that the dividend is currently paid on a quarterly basis or at 10% per annum if paid through the issuance of additional shares of Convertible Preferred Stock. After December 31, 2000, the dividend on the Preferred Stock is 12% per annum. The Company has the right to redeem all of the Convertible Preferred Stock on or prior to January 3, 1999 upon paying $5 million plus accrued dividends from the date of original investment at the rate of 12% per annum. The Company issued 20,000 shares of Convertible Preferred Stock to Wexford Spectrum
      Investors LLC and 80,000 shares of Convertible Preferred Stock to Imprimis Investors LLC.

(12)  Mr. Simon is a Managing Director of Wexford Spectrum Investors LLC.

(13) Includes 3,750 shares subject to stock options that became exercisable on May 26, 1998.




      On the Record Date, the outstanding Common Stock was held by approximately 481 stockholders of record.



PROPOSAL 1--APPROVAL OF CONVERTIBLE PREFERRED PRIVATE PLACEMENT

INTRODUCTION


    In June 1998 the Company received notification from Nasdaq that due to the Company's insufficient net tangible assets, the Company would be delisted from the Nasdaq SmallCap Market (the "SmallCap Market") unless it raised the necessary additional capital. Nasdaq rules require that the Company have net tangible assets in excess of $2 million. At May 31, 1998 the Company had a deficit of approximately $1,600,000. If the Company fails to meet SmallCap Market listing requirements, including the requirement that the Company have tangible net assets in excess of $2 million, the Company would be subject to delisting. If delisted from the SmallCap Market, the Company would attempt to become listed on another stock exchange where it is able to meet the listing requirements of such other exchange or to arrange for the Common Stock to be traded on the

Nasdaq OTC electronic bulletin board. The Company had previously completed a private placement of $5 million of Senior Redeemable Preferred Stock pursuant to an Investment Agreement dated December 19, 1997 (the "Investment Agreement") and supplemented on January 12, 1998 (the "Old Preferred Stock"). However, because the holders of the Old Preferred Stock were granted mandatory redemption rights commencing in 2001, the Old Preferred Stock was classified for financial reporting purposes as debt rather than equity. Accordingly, the Board of Directors negotiated an agreement with the holders of the Old Preferred Stock to exchange the Old Preferred Stock for new Convertible Preferred Stock with no mandatory redemption provision. Consequently, the new Convertible Preferred Stock will be classified as equity for financial reporting purposes, thereby increasing the Company's net tangible assets, and in turn enabling the Company to maintain its listing on the SmallCap Market. The Board of Directors executed a Second Supplement to the Investment Agreement on July 2, 1998 (herein, the "Exchange Agreement") pursuant to which the Company issued the Convertible Preferred Stock and 100,000 shares of Common Stock (the "Convertible Preferred Private Placement").


GENERAL

    As of July 2, 1998, the Company completed the Convertible Preferred Private Placement pursuant to the Exchange Agreement. All of the securities sold in the Convertible Preferred Private Placement were issued solely to accredited investors under the Securities Act. The Convertible Preferred Stock is convertible into Common Stock commencing January 3, 1999 at the rate equal to the lesser of $1.75 per share or 75% of the average closing "bid" price of the Company's publicly traded Common Stock for the twenty consecutive trading days immediately prior to the date of conversion.

      The exact maximum number of shares of Common Stock that could be issuable as a result of the 1998 Convertible Preferred Private Placement issuances cannot currently be determined because it is subject to adjustment mechanisms which cause the number of shares of Common Stock issuable to be dependent on future events, principally consisting of the future trading prices of the Common Stock, the conversion decisions of holders of the Convertible Preferred Stock, whether the Company pays cash dividends on the Convertible Preferred Stock and whether the Company opts to redeem the Convertible Preferred Stock within six months from the date of its issuance. If the Company does not redeem the Convertible Preferred Stock on or prior to January 3, 1999, and if the holders of all of the Convertible Preferred Stock elect to convert, at the maximum conversion price of $1.75 per share, there would be 2,857,143 new Shares of Common stock issued to the holders of the Convertible Preferred Stock. The number of shares of Common Stock issuable as a result of the Convertible Preferred Private Placement Issuances will, generally, vary inversely with the market price of the Common Stock. Depending among other things, on the market price of the Common Stock and the timing of conversion of Convertible Preferred Stock, however, given the maximum conversion price, the conversion of Convertible Preferred Stock would require the issuance of more than 20% of the Common Stock presently outstanding.

      The Common Stock is listed on the Nasdaq SmallCap Market and accordingly certain corporate activities are governed by the Nasdaq rules. Those rules require the Company to seek shareholder approval for any issuance of Common Stock equal to 20% or more of the voting power outstanding before the issuance for less than the greater of the book or market value of the stock. Taken together with the 100,000 shares of Common Stock issued pursuant to the Convertible Preferred Private Placement, if all of the Convertible Preferred Stock is converted into Common

Stock, it would exceed 20% of the voting power outstanding before its issuance and, therefore, in order to be in compliance with the Nasdaq SmallCap Market rules, the vote of the Company's shareholders' is required to approve the issuance of the Common Stock and Convertible Preferred Stock pursuant to the Convertible Preferred Stock Placement and the issuance of Common Stock upon conversion of the Convertible Preferred Stock.



SUMMARY OF TRANSACTION TERMS


    Set forth below is a summary of the material terms of the Convertible Preferred Private Placement, which summary is qualified by reference to the full text of the underlying documents which are attached as exhibits to this proxy statement.


CONVERTIBLE PREFERRED STOCK PLACEMENT

   Pursuant to the terms of the Exchange Agreement, the Company exchanged and issued in a private placement to two accredited investors, Wexford Spectrum Investors, LLC and Imprimis Investors, LLC (collectively, "Wexford") for $50 per share an aggregate of 100,000 restricted shares of a newly-established series of preferred stock, designated as Senior Convertible Preferred Stock, in exchange for the cancellation of 100,000 of Old Preferred Stock and 2,875,000 Warrants which were originally issued in January 1998 for $5 million in the aggregate. As additional consideration for their agreement to enter into the Exchange Agreement, the Company issued Wexford 100,000 shares of Common Stock ("Issued Common Stock").

    Each share of Convertible Preferred Stock is entitled to receive dividends, payable quarterly on March 31, June 30, September 30 and December 31 of each year, when and as declared by the Company's Board of Directors, at the rate of 8% per annum through December 31, 2000 (or at 10% per annum if paid through the issuance of additional Convertible Preferred Stock) and at 12% per annum thereafter in preference to any payment made on any shares of Common Stock or any other class or series of capital stock of the Company. Such dividends accrue from day to day whether or not earned or declared. Any dividend payable after the date of issuance of the Convertible Preferred Stock may be paid (i) in additional shares of Convertible Preferred Stock valued at $50 per share, or
(ii) upon proper notice, in cash. Each share of Convertible Preferred Stock is also entitled to a liquidation preference of $50 per share, plus any accrued but unpaid dividends and any amounts owing as a result of a failure by the Company to file an effective registration statement within the prescribed period (see discussion below), in preference to any other class or series of capital stock of the Company. Except to determine whether such stock is entitled to its liquidation preference under certain circumstances, and as provided by applicable law, holders of shares of Convertible Preferred Stock have no voting rights.


    Commencing six months after the date of issuance, the Convertible Preferred Stock may be converted into Common Stock. The number of shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock will equal the liquidation preference of the shares being converted divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). The Conversion Price as of any date after the six-month period following the date of issuance will be the lesser of (a) $1.75 per share, and (b) the average closing "bid" trading price of the Common Stock during the twenty consecutive trading days immediately preceding the date of conversion. The Conversion Price is at all times also subject to customary anti-dilution adjustment for events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. Until January 3, 1999, the Company shall have the right, but not the obligation, to redeem the Convertible Preferred Stock upon payment of the liquidation preference of $50 per share ($5 million in the aggregate), plus dividends accrued at the rate of 12% per annum from the date of original investment by Wexford into the Old Preferred Stock (the "Redemption Right").

      The Company has agreed to register the Issued Common Stock and the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, including shares payable as dividends thereon, for resale under the Securities Act of 1993, as amended, upon demand of Wexford which may be made up to five times. Any delay in having the related registration statement declared effective by the Commission beyond the applicable period, or any unavailability to the holders of the Convertible Preferred Stock of a current prospectus after such period, will require the Company to pay to the holders, in cash, 1% of the total purchase price of the Convertible Preferred Stock, or $50,000 in the aggregate, for each 30-day period of the delay (pro rated for any shorter period).

      Under the Exchange Agreement, if the Company has not exercised its Redemption Right prior to January 3, 1999 and redeemed all of the Convertible Preferred Stock, or if Proposals 1 and 2, as described below, are not approved by the shareholders upon the request of the outstanding shares of Convertible Preferred Stock, the Board of Directors has agreed to take any action necessary, including calling a special meeting of shareholders, to elect designees of the holders of a majority of the outstanding shares of Convertible Preferred Stock to the Board of Directors such that such designees shall constitute a majority of the Board of Directors.

    Receipt of the Shareholder Approval is not a condition to the transactions contemplated by the Second Supplement and, other than as specifically contemplated by the Second Supplement or by the Amended Certificate, a failure to obtain the shareholder approval shall have no effect on the transaction's contemplated thereby or the obligations of the Company thereunder. However, the failure to obtain such shareholder approval to the issuance of the Convertible Preferred Stock, the issued Common Stock and the shares of Common Stock issuable upon conversion could jeopardize the NASDAQ Small Cap Market listing of the Common Stock.


EFFECT ON OUTSTANDING COMMON STOCK


    The issuance of the issued Common Stock and the Common Stock upon the conversion of the Convertible Preferred Stock will have no effect on the rights or privileges of existing holders of Common Stock or Preferred Stock except that the economic interests and voting rights of each shareholder will be diluted as a result of such issuance.

    As noted above, the exact number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock cannot currently be determined but such issuances will vary inversely with the market price of the Common Stock, and such shares will be converted at the rate of the lesser of (a) $1.75 per share, and (b) at a discount of 75% of the average closing "bid" price for the Company's publicly traded Common stock for the twenty consecutive trading days prior to the conversion date. The current holders of Common Stock will be diluted by issuances of Common Stock upon conversion of the Convertible Preferred Stock to an extent that depends on the future market price of the Common Stock, the timing of conversions of the Convertible Preferred Stock, the extent to which the Company pays cash dividends on the Convertible Preferred Stock and exercise of the related placement agent warrants, and whether the Company opts to redeem the Convertible Preferred Stock prior to conversion. The potential effects of any such dilution on the existing shareholders of the Company include (i) the possible right of the holders of the Convertible Preferred Stock to control the Company and elect its Board of Directors and
(ii) the significant diminution of the current shareholders' economic and voting interests in the Company.


VOTE REQUIRED

  The approval of the Convertible Preferred Private Placement requires the affirmative vote of the holders constituting a majority of the votes of Common Stock entitled to vote and present at the Special Stockholders' Meeting, in person or by proxy.


     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 1.



                                   PROPOSAL 2

                   APPROVAL AND AUTHORIZATION OF AN AMENDMENT
                  TO THE COMPANY'S CERTIFICATE OF INCORPORATION

The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, $.01 par value, 104,401 of which are outstanding and 10,000,000 shares of Common Stock, $.0065 par value, 2,227,057 shares of which were outstanding and 7,772,943 shares of which were held in treasury as of June 30, 1998. In addition, as of June 30, 1998, approximately (i) 474,559 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options, (ii) 2.875 million shares of Common Stock were reserved for issuance with respect to the Company's Wexford Warrants, and (iii) 1,306,442 million shares of Common Stock were reserved for issuance with respect to outstanding warrants. Under the terms of the Exchange Agreement, the Wexford Warrants were cancelled and the Convertible Preferred Stock was issued granting the holder the right to convert into Common Stock at the rate equal to the lesser of $1.75 per share or 75% of the average closing "bid" price of the Company's publicly traded Common Stock for the twenty consecutive trading days immediately prior to the date of conversion. Consequently, if the first exercise price of $1.75 per share is utilized, the Convertible Preferred Stock can be converted into at least 2.875 million shares of Common Stock.

     The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock necessary to give the Company the ability to issue shares of Common Stock in connection with financing activities as well as for other general corporate purposes, including employee stock options, without the expense and delay incidental to obtaining stockholder approval of an increase in the number of authorized shares at the time of such action (unless such approval is otherwise then required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company's securities may then be listed). In addition, the Board of Directors considers the proposed increase in the number of authorized shares of Common Stock necessary to fulfill its obligation noted above to reserve a sufficient number of shares of Common Stock with respect to a conversion of the Convertible Preferred Stock. In addition, pursuant to the terms of the Convertible Preferred Stock, without the consent of the holders of a majority of the Convertible Preferred Stock, the Company is prohibited from issuing any shares of Common Stock (otherwise than pursuant to commitments existing at the time the Convertible Preferred Stock was issued or for the purpose of redeeming the Convertible Preferred Stock) or any rights, options, convertible securities or other contract obligations to issue Common Stock.

     Except as noted above, the Company does not currently have any agreements with respect to the issuance of its common stock relating to either capital raising or acquisitions although it is pursuing a public offering or private placement of its securities for the purpose of raising additional capital. In addition, while the Company has no current plans to make any acquisition, and its strategic plans include the integration of prior acquisitions, it is possible that the Company will make additional acquisitions in the future using shares of its Common Stock as consideration. Any decision to issue additional shares of Common Stock will depend on various factors, including the Company's capital needs and the price of its Common Stock.

     The Board of Directors has adopted a resolution approving amending the Certificate of Incorporation to effect the aforementioned increase, subject to stockholder approval. Upon stockholder approval, all 40,000,000 additional authorized shares would be issuable in the discretion of the Board of Directors without further stockholder action, unless applicable law requires such approval. If the proposed amendment is approved, the increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company in the future. Such additional shares could be issued by the Board of Directors in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a person or entity attempting to obtain control of the Company. In addition, the issuance of shares otherwise than on a pro rata basis to all current stockholders would reduce the current stockholders' proportionate interests in the Company and could therefore be dilutive to the financial and voting interests of current stockholders. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

     The first paragraph of Article IV of the Company's Restated Certificate of Incorporation would be amended to read as follows:

     "The total authorized number of shares of the Corporation shall be 52,000,000 shares, consisting of 50,000,000 shares designated as Common Stock, $.0065 par value, and 2,000,000 shares designated as Preferred Stock, $.01 par value."

      The Board of Directors of the Company believes that it is essential for the Company to have additional authorized but unissued shares of Common Stock to provide flexibility to act promptly with respect to public and private financings, acquisitions, stock dividends and other general corporate purposes.

      As reported by the Company in its filings with the Securities and Exchange Commission (the "Commission"), the Company had significant losses in fiscal 1997 of approximately $4,176,433 and an unaudited net loss from operations in the first quarter of fiscal 1998 of approximately $435,806, and will need additional cash to meet its commitments. Without an increase in the authorized number of shares of Common Stock, the Company believes it may not be able to raise additional cash, because the number of shares of Common Stock currently authorized is inadequate to permit the Company to issue a sufficient number of additional shares of Common Stock, warrants to purchase Common Stock or Preferred Stock convertible into Common Stock, to raise additional capital.

      This amendment will, in the opinion of the Board of Directors, increase the Company's financial flexibility in attempting to raise additional cash. The Board of Directors of the Company believes that the complexity of business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. This amendment will permit the Company to offer additional shares of Common Stock or Preferred Stock that are convertible into Common Stock, from time to time, as determined by the Board for proper corporate purposes. Such purposes could include, without limitation, issuance in public or private sales for cash as a means of obtaining capital for use in the Company's business and operations, as part or all of the consideration for acquisitions by the Company of other businesses or properties, and issuance under employee benefit plans.

      Although it has not entered into any agreements, the Company is actively pursuing a public offering or private placement of its securities for the purpose of obtaining additional capital. The Company intends to enter into future financing transactions in order to raise capital pursuant to which it would issue (or obligate itself to issue) some of the shares of Common Stock that would be authorized if this Proposal is approved. The precise terms of such transactions, however, have not as yet been determined. Furthermore, the Company can give no assurance even if the proposed amendment is adopted, that the Company will be successful in raising additional capital.

      Approval of the increase now will eliminate delays, give management greater flexibility in negotiating terms and conditions and reduce the expense that otherwise would be incurred if stockholder approval were needed on short notice to increase the authorized number of shares of Common Stock for possible future transactions involving the issuance of additional shares. However, the rules of the National Association of Securities Dealers, Inc. governing corporations with securities listed on the Nasdaq SmallCap Market would require stockholder approval by a majority of the total votes cast in person or by proxy prior to the issuance of designated securities (a) where the issuance would result in a change of control of the Company, (b) in connection with the acquisition of the stock or assets of another company if an affiliate of the Company has certain interlocking interests with the company to be acquired or where the Company issues twenty percent or more of its outstanding shares or
(c) in connection with a transaction other than a public offering involving the sale or issuance of twenty percent or more of the Common Stock or voting power outstanding before the issuance at less than the book value or market value of the Company's shares at that time, subject to certain exceptions or application to Nasdaq if delay in the issuance would impair the financial viability of the Company.

      The additional shares of Common Stock may be issued, subject to certain exceptions, by the Company's Board of Directors at such times, in such amounts and on such terms as the Board may determine, without further approval of the stockholders. Any such issuance could reduce the current stockholders' proportionate interests in the Company, depending on the number shares issued and the purpose, terms and conditions of the issuance. Stockholders have no preemptive rights to subscribe for additional shares.

      Issuance of additional shares could discourage attempts to acquire control of the Company by tender offer or other means. In such a case, stockholders might be deprived of benefits that could result from such an attempt, such as realization of a premium over the market price of their shares in a tender offer or the temporary increase in market price that could result from such an attempt. Also, the issuance of stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent management and directors from office. Under the Exchange Agreement, if Proposal 2 for the increase in authorized shares of Common Stock is not approved by the shareholders by August 31, 1998, upon the request of the outstanding shares of Convertible Preferred Stock, the Board of Directors has agreed to take any action necessary, including calling a special meeting of shareholders, to elect designees of the holders of a majority of the outstanding shares of Convertible Preferred Stock to the Board of Directors such that such designees shall constitute a majority of the Board of Directors.


      The Board of Directors believes that the need to obtain additional financing and the flexibility to respond to opportunities for acquisitions or joint ventures offered by the amendment outweighs any of its potential disadvantages. Without this flexibility, the Company's ability to implement the business plan currently in process could be severely compromised or rendered unsuccessful.

VOTE REQUIRED

      The approval of the amendment of the Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote.

CONSEQUENTLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSED AMENDMENT.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2.


                                  OTHER MATTERS

    Management does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

    The Company has made this solicitation. All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and other employees, without additional remuneration, may solicit proxies by telephone, facsimile, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.


                SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    Any shareholder desiring to present a proposal for consideration at the Company's 1999 annual meeting of shareholders and included in the Company's proxy statement, must submit the proposal to the Company so that it is received at the executive offices of the Company not later than December 31, 1998. Any shareholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

                                        By Order of the Board of Directors,

                                        Ryan Knoll, Secretary


July 20, 1998


THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                         COMPLETE WELLNESS CENTERS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoint(s) C. Thomas McMillen and E. Eugene Sharer, or either or them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of capital stock of Complete Wellness Centers, Inc. held of record by the undersigned on June 30, 1998, at the Special Meeting of Shareholders to be held on August 11, 1998, or any adjournment thereof.

    The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.
================================================================================
PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
Please sign this proxy exactly as your name appears on the books of Complete Wellness Centers, Inc. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
================================================================================

/x/  PLEASE MARK VOTES AS IN THIS EXAMPLE

(1) To approve the Convertible Preferred Private Placement and the Convertible Preferred Stock Issuance, as described in the Company's Proxy Statement dated July 20, 1998.

      / /  For               / /  Against            / /  Abstain

(2) To approve the Amendment to the Company's Certificate of Incorporation to increase the authorized capital to 50,000,000 shares of Common Stock, $.0065 par value per share, and 2,000,000 shares of Preferred Stock, $.01 par value per share.

      / /  For               / /  Against            / /  Abstain

 (3) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

   Please be sure to sign and date this Proxy.                        Date
   -----------------------------------------------------------------

   -----------------------------------------------------------------
   Shareholder sign here                          Co-owner sign here

                                    EXHIBIT I


                    SECOND SUPPLEMENT TO INVESTMENT AGREEMENT

        SECOND SUPPLEMENT TO INVESTMENT AGREEMENT, dated as of July 2, 1998 (this "Second Supplement"), among Complete Wellness Centers, Inc., a Delaware corporation (the "Company"), Imprimis Investors LLC ("Imprimis") and Wexford Spectrum Investors LLC (together with Imprimis, the "Investors").

        WHEREAS, the Company and the Investors are parties to the Investment Agreement, dated as of December 19, 1997, as previously supplemented by the Supplement to Investment Agreement, dated as of January 12, 1998 (such Supplement, the "First Supplement" and such Investment Agreement, as supplemented by the First Supplement, the "Investment Agreement"). Capitalized terms used in this Second Supplement without definition shall have the meanings ascribed to them in the Investment Agreement; and

        WHEREAS, in order to permit the Company to meet certain requirements for the continued listing of the Common Stock on the NASDAQ SmallCap Market, the Company and the Investors desire to restructure the Investors' investment in the Company in the manner provided in this Second Supplement.

        1. The Certificate of Designations, Preferences and Rights providing for the terms of a new series of Senior Convertible Preferred Stock (the "New Preferred Stock") in the form of Exhibit A hereto shall be filed with the Secretary of State of the State of Delaware on the date hereof (the "New Certificate"), the New Certificate having been approved by the Board of Directors of the Company and by the Investors as the holders of all outstanding shares of the Senior Preferred Stock of the Company (the "Old Preferred Stock"). New certificates representing validly issued, fully paid and nonassessable shares of New Preferred Stock with accrued dividends as provided in the New Certificate are being issued to the Investors, with a certificate representing 80,000 shares of the New Preferred Stock being issued to Imprimis and a certificate representing 20,000 shares of New Preferred Stock being issued to Wexford. The Investors shall return to the Company the certificates representing the

Old Preferred Stock as originally issued and the Company shall file with the Secretary of State of the State of Delaware a Certificate of Decrease to evidence the decrease to zero the number of authorized shares of the Old Preferred Stock.

        2. The Warrants shall be cancelled and returned to the Company by the Investors.

        3. In consideration of the Investors' agreement to exchange the Old Preferred Stock for the New Preferred Stock as provided for in Section 1 and to cancel the Warrants as provided for in Section 2, an aggregate of 100,000 validly issued, fully paid and nonassessable shares of Common Stock (the "Issued Common Stock") are being issued to the Investors, with a certificate representing 80,000 shares of the Issued Common Stock being issued to Imprimis and a certificate representing 20,000 shares of Issued Common Stock being issued to Wexford.

        4. The Issued Common Stock and the Common Stock issuable upon conversion of the New Preferred Stock as amended by Section 1 (the "Issuable Common Stock"), together with any securities that may be issued in respect thereof, shall constitute "Registrable Securities" for purposes of the Registration Rights Agreement and the Registration Rights Agreement shall be modified to increase the number of "Demand Registrations" for which the Company pays the expenses of the holders of Registrable Securities from two to five.

        5. Matters relating to the issuance and sale of the Issued Common Stock, the exchange of the Old Preferred Stock for the New Preferred Stock and the issuance of the Issuable Common Stock upon conversion thereof and the execution and delivery by the Company of this Second Supplement shall be addressed in an opinion from Epstein Becker & Green, P.C., special counsel to the Company, dated the date hereof and substantially in the form of the opinion of such firm previously provided under the Investment Agreement and otherwise acceptable to the Investors.

        6. The issuance and sale of the Issued Common Stock, the exchange of the Old Preferred Stock for the New Preferred Stock and cancellation of the Warrants shall take place as soon as practicable after execution of this Second Supplement, subject to (a) the delivery by the Company to the Investors of a copy of the New Certificate certified by the Secretary of State of the State of Delaware, (b) the execution and delivery by the Company to the Investors of the certificates representing the Issued Common Stock and the New Preferred Stock,
(c) the payment by the Company to the Investors of $25,000 in partial satisfaction of its obligation to reimburse the Investors for the reasonable fees and expenses of their legal counsel under Section 9, (d) the delivery to the Investors of the opinion referenced in Section 5, (e) the delivery by the Investors to the Company of the certificates representing the Old Preferred Stock and the Warrants, and (f) confirmation by the Company, which it hereby makes, that the Company's representations and warranties contained in the Investment Agreement were true and complete in all material respects when given and that, apart from information contained in SEC Reports filed prior to the date hereof or other written information that has been provided by the Company to the Investors prior to the date hereof, there are no matters that would require any material changes to such representations and warranties were they being deemed to be given as of the date hereof, with such representations and warranties deemed to cover as Capital Stock the New Preferred Stock, the Issued Common Stock and the Issuable Common Stock and all information provided by the Company to the Investors since January 12, 1998, including without limitation all SEC Reports, all historical or projected financial information and all information relating to any governmental investigation of or affecting the Company, its practices or its employees. Although the transactions contemplated by this Second Supplement shall be deemed to have occurred as of the date hereof, the delivery by the Company of the certificates pursuant to clause (b), the payment pursuant to clause (c) and the opinion pursuant to clause (d) shall occur not later than July 6, 1998 and the delivery by the Investors of the certificates pursuant to clause (e) shall occur promptly following such delivery by the Company.

        7. Notwithstanding the provision in Section 7 of the First Supplement to the contrary, from and after the date hereof and for so long as any New Preferred Stock remains outstanding, all of the "Negative Covenants" provided for in Section VIII of the Investment

Agreement shall be reinstated and remain in full force and effect, except that the exercise of the Company's optional redemption right under the New Preferred Stock shall not be prohibited under Section VIII (E).

        8. The Company shall, as soon as possible, but no later than 30 days after the date hereof and in accordance with its certificate of incorporation and by-laws and any applicable laws or rules, seek to obtain any and all requisite shareholder approval (the "Shareholder Approval") of the increase in its authorized shares of Common Stock to 50,000,000 and the issuance of the Issued Common Stock and the Issuable Common Stock and provide evidence reasonably satisfactory to the Investors that the Shareholder Approval shall have been obtained. The Company shall submit to the Investors for their prior approval copies of the resolutions or written consents pursuant to which the shareholders will evidence the Shareholder Approval and any and all other documents to be sent to shareholders in connection with seeking the Shareholder Approval. Receipt of the Shareholder Approval is not a condition to the transactions contemplated by this Second Supplement and, other than as specifically contemplated by this Second Supplement or by the Amended Certificate, a failure to obtain the Shareholder Approval shall have no effect on the transactions contemplated hereby or the obligations of the Company hereunder.

        9. The Company confirms that it will promptly reimburse the Investors for the reasonable fees and expenses of their legal counsel in connection with this Second Supplement, the transactions contemplated hereby and the discussions between the Company and the Investors through the date hereof arising out of the Investment Agreement.

        10. The Investors agree that, during the period prior to January 3, 1999, the Investors shall take no action with respect to the Company or its affiliates, directors or employees based upon the Investors' allegations of breach of the Investment Agreement or misrepresentations by the Company prior to the date hereof. The Investors hereby agree to waive any claims based on such alleged breaches and misrepresentations in the event that all of the New Preferred Stock is redeemed by the Company within the time frame contemplated by the New Certifi-cate. The Company acknowledges that, by entering into this Second Supplement, the Investors have not waived any rights or claims that they may have relating to any such alleged breaches or misrepresentations other than under the circumstances contemplated by the immediately preceding sentence.

        11. The Investors have acquired and shall hold the New Preferred Stock for their own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof except pursuant to sales registered under the Securities Act of 1933, as amended, or pursuant to an exemption from registration provided thereunder. The Investors and their affiliates agree not to short sell or to write any type of put options against shares of the Common Stock and the Investors and their affiliates represent and warrant that they will not use, directly or indirectly, any use shares of Issuable Common Stock to cover any short sale position or put position in the Common Stock that existed prior to or from the date hereof.

        12. Except as modified pursuant to this Second Supplement, all terms and provision of the Investment Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplement to be duly executed as of the date first written above.



                                      COMPLETE WELLNESS
                                      CENTERS, INC.

                                      BY /s/ C. THOMAS MCMILLEN
                                        ----------------------------------------
                                      Name: C. Thomas McMillen
                                      Title: Chairman & CEO



                                      IMPRIMIS INVESTORS LLC

                                      BY /s/ FREDERICK SIMON
                                        ----------------------------------------
                                        Name:  Frederick Simon
                                        Title: Senior Vice President


                                      WEXFORD SPECTRUM
                                      INVESTORS LLC

                                      BY /s/ FREDERICK SIMON
                                        ----------------------------------------
                                        Name:  Frederick Simon
                                        Title: Senior Vice President

        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplement to be duly executed as of the date first written above.



                                      COMPLETE WELLNESS
                                      CENTERS, INC.

                                      BY               [SIG]
                                        ----------------------------------------
                                      Name:
                                      Title:



                                      IMPRIMIS INVESTORS LLC

                                      BY
                                        ----------------------------------------
                                        Name:
                                        Title:


                                      WEXFORD SPECTRUM
                                      INVESTORS LLC

                                      BY
                                        ----------------------------------------
                                        Name:
                                        Title:

                           CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                     OF THE

                       SENIOR CONVERTIBLE PREFERRED STOCK
                                ($.01 Par Value)

                                       OF

                         COMPLETE WELLNESS CENTERS, INC.

                         ------------------------------
                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware
                         ------------------------------

        The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on July 2, 1998 by the Board of Directors (the "Board") of Complete Wellness Centers, Inc., a Delaware corporation (hereinafter called the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

                RESOLVED that pursuant to authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), which shall consist of up to 134,500 of the 2,000,000 shares of Preferred Stock which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) are fixed as follows:

                (i) The designation of such series of the Preferred Stock authorized by this resolution shall be the Senior Convertible Preferred Stock (the "Senior Convertible Preferred Stock"). The total number of shares of the Senior Convertible Preferred Stock shall be 134,500.

                (ii) Holders of shares of Senior Convertible Preferred Stock will be entitled to receive, when and as declared by the Board out of assets of the Corporation legally available for payment, an annual cash dividend per share equal to (A) in the case of dividends accruing on or prior to December 31, 2000, 8% of the Liquidation Preference (as defined below) thereof on the relevant dividend payment date payable in cash or, if such payment in cash is not then made, 10% of the Liquidation Preference thereof on the relevant dividend payment date payable in additional shares of Senior Convertible Preferred Stock (which may include fractional shares) and (B) in the case of dividends accruing after December 31, 2000, 12% of the Liquidation Preference thereof on the relevant payment date payable in cash, in each case accruing, with respect to 20,000 shares of Senior Convertible Preferred Stock outstanding, from January 12, 1998, and with respect to 80,000 of Senior Convertible Preferred Stock outstanding, from January 27, 1998, and payable in quarterly installments on March 31, June 30, September 30 and December 31, commencing March 31, 1998 (each a "dividend payment date"). Unless full dividends on the Senior Convertible Preferred Stock have been paid, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation, nor may any Common Stock or any other stock of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock). Dividends payable on the Senior Convertible Preferred Stock for any period less than the full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. For purposes of this paragraph (ii), "Liquidation Preference" shall have the meaning set forth in paragraph (iii) below with the relevant dividend payment date being deemed to be the date of final distribution.

                (iii) The shares of Senior Convertible Preferred Stock shall rank prior to the shares of Common Stock and of any other class of stock of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Senior Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such stock, an amount equal to the stated amount thereof of $50 per share (or proportionate amount thereof in the case of any fractional shares of Senior Convertible Preferred Stock) plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of Senior Convertible Preferred Stock to the date of final distribution, such determination to be made, in the event that dividends remain unpaid as to one or more dividend payment dates, by deeming the amount of any dividend not paid on the relevant dividend payment date as having been added to the stated amount of the underlying share as of such dividend payment date (the amount as so determined, the "Liquidation Preference" of a share of Senior Convertible Preferred Stock). After payment of the full amount of the Liquidation Preference, the holders of shares of Senior Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Senior Convertible Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

                (iv) The shares of Senior Convertible Preferred Stock will be optionally redeemable by the Corporation as provided in this paragraph (iv):

                        (A) The shares of Senior Convertible Preferred Stock shall be optionally redeemable in whole but not in part during the period from July 2, 1998 through January 3, 1999.

                        (B) The redemption price for shares of Senior Convertible Preferred Stock being redeemed shall be the Liquidation Preference for the shares being redeemed determined as if the date of final distribution were the date on which the payment of the redemption price is made and as if the dividends thereon shall have accrued thereon at a rate of 12% per annum, with respect to 20,000 shares of Senior Convertible Preferred Stock outstanding, from January 12, 1998, and with respect to 80,000 of Senior Convertible Preferred Stock outstanding, from January 27, 1998.

                (v) At the option of the holder thereof and upon surrender thereof for conversion to the Corporation at its corporate headquarters at any time on or after January 3, 1999 or, should the Corporation fail to receive the Shareholder Approval (as defined below) on or prior to August 31, 1998, on or after August 31, 1998, each share of Senior Convertible Preferred Stock will be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the (x) the Liquidation Preference of such share determined as of the date of conversion by (y) the lower of $1.75 and 75% of the Current Market Price Per Share determined as of the trading day immediately prior to the date of conversion, the Conversion Rate being subject to adjustment as hereinafter provided:

                        (A) In case the Corporation shall on or after January 12, 1998 (1) pay a dividend in shares of its capital stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares, (3) combine its outstanding shares of Common Stock into a smaller number of shares, or (4) issue by reclassification of its shares of Common Stock any shares of its capital stock, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Senior Convertible Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such event, shall be entitled to receive upon conversion the number of such shares of Common Stock which such holder would have been entitled to receive after the happening of such event had such share of Senior Convertible Preferred Stock been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of Senior Convertible Preferred Stock converted between such record date and the date of the happening of any such event.

                        (B) In case the Corporation shall on or after January 12, 1998 issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price Per Share of Common Stock at the record date mentioned below, the number of shares of Common Stock into which each share of Senior Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Senior Convertible Preferred Stock was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of the shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price Per Share. Such adjustment shall be made whenever such rights or warrants are issued, but shall also be effected retroactively as to shares of Senior Convertible Preferred Stock converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are issued.

                        (C) In case the Corporation shall on or after January 12, 1998 distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding any cash dividend or distribution made out of current or retained earnings) or rights to subscribe other than as set forth in subparagraph (B) above, then in each such case the number of shares of Common Stock into which each share of Senior Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share was theretofore convertible by a fraction, the numerator of which shall be the Current Market Price Per Share of the Common Stock on the record date fixed by the Board for such distribution, and the denominator of which shall be such Current Market Price Per Share of the Common Stock less the then fair market value (as determined by the Board, whose determination shall be conclusive) of the portion of the assets, evidences of indebtedness or subscription rights so distributed applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, but shall also be effective retroactively as to shares of Senior Convertible Preferred Stock converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

                        (D) For the purpose of any computation under this paragraph (v), the "Current Market Price Per Share" of Common Stock at any date shall be deemed to be the average of the closing sale prices for the 20 consecutive trading days before the day in question. The closing sale price for each day shall be reported by the NASDAQ Stock Market or as reported by any successor central market system.

                        (E) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this subparagraph (E) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (v) shall be made to the nearest one-hundredth of a share.

                        (F) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any share of Senior Convertible Preferred Stock. If the conversion thereof results in a fraction, an amount equal to such fraction multiplied by the Current Market Price Per Share of Common Stock as of the conversion date shall he paid to such holder in cash by the Corporation.

                        (G) In case the Corporation shall on or after January 12, 1998 enter into any consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in each such case each share of Senior Convertible Preferred Stock remaining outstanding at the time of consummation of such transaction shall thereafter be convertible into the kind and amount of such stock or securities, cash and/or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of Senior Convertible Preferred Stock might have been converted immediately prior to consummation of such transaction, assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount as receivable per share by a plurality of the non-electing shares).

                        (H) As used in this Certificate, "Shareholder Approval" means any and all requisite approval of the shareholders of the Corporation of the increase in its authorized shares of Common Stock to 50,000,000 and the issuance of the Common Stock upon conversion of the Senior Convertible Preferred Stock or as contemplated by the Second Supplement to Investment Agreement, dated as of July 2, 1998, among the Corporation, Imprimis Investors LLC and Wexford Spectrum Investors LLC.

                (vi) For so long as any shares of Senior Convertible Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66-2/3 percent in number of shares of the Senior Convertible Preferred Stock then outstanding, amend, alter or repeal any of the provisions of the Certificate of Incorporation (including this resolution) so as to affect adversely the preferences, special rights or powers of the Senior Convertible Preferred Stock or of the holders thereof.

                (vii) To convert any Senior Convertible Preferred Stock into Common Stock, the holder shall give written notice to the Company (which notice may be given by facsimile transmission) that the holder elects to convert the same. Promptly thereafter such holder shall surrender the Senior Convertible Preferred Stock at the office of the Company or of any transfer agent for such stock. The Company shall, as soon as practicable after receipt of such notice, issue and deliver to or upon the order of such holder a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled, and a new stock certificate represent-ing the remaining shares of Senior Convertible Preferred Stock (if any) not converted. The Company shall use its reasonable best efforts to effectuate any such issuance within 72 hours and to transmit the shares of Common Stock by messenger or overnight delivery service to the address designated by such holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is received by the Company. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on such date.

                (viii) The holders of shares of Senior Convertible Preferred Stock will be entitled to representation on the Corporation's Board of Directors as provided in this paragraph (viii):

                        (A) For so long as any shares of Senior Convertible Preferred Stock remain outstanding, the Corporation shall take such action as shall be necessary to ensure that at least one designee of the holders of Senior Convertible Preferred Stock shall be duly elected to serve as a director of the Corporation. Thereafter, such holders shall no longer be entitled for a designee to serve as a director of the Corporation.

                        (B) In the event that the Corporation shall fail either to (a) receive the Shareholder Approval on or prior to August 31, 1998, or (b) redeem all of the Senior Convertible Preferred Stock pursuant to paragraph (iv) hereof on or prior to January 3, 1999, the Corporation shall, if and when requested by the holders of a majority of the outstanding shares of the Senior Convertible Preferred Stock to do so, take any action necessary, including calling a special meeting, to elect designees of the holders of a majority of the outstanding shares of the Senior Convertible Preferred Stock to the Board of Directors such that such designees shall constitute a majority of such Board of Directors. Thereafter, for so long as any shares of Senior Convertible Preferred

                Stock remain outstanding, the Corporation shall take such action as shall be necessary to ensure that such designees or successor designees shall be duly elected to serve as directors of the Corporation.

                IN WITNESS WHEREOF, Complete Wellness Centers, Inc. has caused this Certificate to be made under the seal of the Corporation and signed by C. Thomas McMillen, Chairman, and attested by E. Eugene Sharer, President, this 2nd day of July, 1998.


                                                COMPLETE WELLNESS CENTERS,
                                                INC.

Attest:                                         By: /s/ C. THOMAS MCMILLEN
                                                   -----------------------------
/s/ E.E. SHARER
-------------------------------



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